Exhibit 10.1

June 17, 2024

Erika Lind

Dear Erika,

Charlotte’s Web, Inc. (“Company”) is pleased to extend to you this promotion to work in the full-time position of Chief Financial Officer .

This position is exempt and reports directly to William Morachnick, Chief Executive Officer. Your anticipated start date is 28 Jun 2024.

Compensation and Benefits

Base Compensation: Should you decide to accept this offer, your compensation will be $10,769.23 paid on a biweekly basis equating to approximately USD $280,000.00 per year. Your salary may be adjusted from time to time at the Company’s sole discretion.

This position is an exempt position, which means you are paid for the job and not by the hour. Accordingly, you will not receive overtime pay. Your salary is intended to compensate you for the quality of your work. Your work hours may vary from week to week depending on the Company’s needs.

Short-Term Incentive Plan: Your target bonus threshold opportunity will be 75% of your actual, regular earnings during the Plan Year. Actual payments or grants will be made at the Company’s discretion based on the Company’s Performance Metrics. Any annual incentive payment or grant will generally be paid within the first quarter following the end of the Plan Year. Regular Earnings is defined as the aggregate base salary earned during the period. The Compensation Committee reserves the right to adjust or amend the short-term incentive plan at their sole discretion.

Long-Term Incentive Program: The company intends to make annual grant awards equal to 1.5% of the Company’s common shares outstanding, allocated based on salaries of the participant pool consisting of active employees at or above the Director level. Annual grants are typically made during the first quarter of the fiscal year, after the Compensation Committee’s approval of the LTI share pool. Eligible participants must be actively employed on or before the approval date. The Compensation Committee reserves the right to adjust or amend eligibility and the long-term incentive plan at their sole discretion.

Guidelines for Employment

If you accept this offer and become an employee of the Company, you will be subject to our employment policies. In addition, the Company reserves the right to modify the compensation or benefits arrangements described in this letter or otherwise maintained by the Company, and also reserves the right to modify your position or duties to meet business needs and to use its discretion in deciding on appropriate discipline. Upon hire, you will be required to read and sign an acknowledgment of receipt of the Employee Handbook and any applicable state supplement.

This letter is not intended to be and does not constitute a contract of employment and shall not be construed or interpreted so as to create any contractual right to employment or continued employment. Employment at Charlotte’s Web is an “at will” employment relationship meaning that either party shall have the right to terminate the employment agreement at any time, for any reason or for no reason.

 This letter, including the enclosed CIIAA, constitutes the entire agreement between you and the Company relating to this subject matter and supersedes all prior or contemporaneous agreements, understandings, negotiations or representations, whether oral or written, express or implied, on this subject. Except as provided herein, this letter may not be modified or amended except by the Company’s Chairman of the Board or Chairman of the Board’s authorized representative.

Restrictions on Employment

By signing this offer letter, you represent and warrant that you are not party to any agreement or subject to any policy applicable to you that would prevent or restrict you from engaging in activities competitive with the activities of your former employer or from directly or indirectly soliciting any employee, client or customer to leave the employ of, or transfer its business away from, your former employer, or if you are subject to such an agreement or policy, you have complied and will comply with it, and your employment with the Company does not violate any such agreement or policy. You further confirm that you will not remove or take any documents or proprietary data or materials of any kind, electronic or otherwise, with you from your current or former employer to the Company without written authorization from your current or former employer. If you have any questions about the ownership of particular documents or other information, discuss such questions with your former employer before removing or copying the documents or information.

Acceptance

This offer will remain open until close of business on 18 Jun 2024. To indicate your acceptance of the Company’s offer on the terms and conditions set forth in this letter, please sign and date this letter in the space provided below and return it to me no later than that date. Upon receipt of your signed acceptance of this offer letter, I will contact you to begin your onboarding process.

We hope your employment with the Company will prove mutually rewarding, and we look forward to having you join us.

By signing below, I acknowledge that I have been furnished with a copy of this offer and that I understand and agree to the terms set forth above. I understand that I will be an at-will employee and that nothing in this document is intended to create a contract of employment or alter the at-will nature of my employment.

Acknowledgment and Acceptance of Terms:

Regards,

Charlotte's Web Inc.

/s/Matt Rohrich	/s/Erika Lind
____________________________	________________________
Matt Rohrich	Erika Lind